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                                                                    Exhibit 99.1

                                                                    NEWS RELEASE

[Kos Logo]





FOR IMMEDIATE RELEASE                     Contact: Kos Pharmaceuticals, Inc.
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                                                   Constance Bienfait
                                                   Executive Director
                                                   Corporate Communications
                                                   (305) 523-3658


            KOS ANNOUNCES STRATEGIC ACQUISITION OF AZMACORT FRANCHISE
                                  FROM AVENTIS

     o Establishes Kos' commercial entry into large and growing respiratory market

     o Leverages Kos' inhalation research and development and intellectual property

     o Expected positive cash flow from Azmacort will help fund development of additional differentiated and competitive inhalation products

     o  Increases revenue outlook for 2004 nearly 15% to $460 - $470 million

     o EPS accretive in 2004 and beyond, excluding any possible one-time charges

     o  Expected to increase cash from operations about 25%

MIAMI, FL, March 8, 2004 -- Kos Pharmaceuticals, Inc. (Nasdaq: KOSP) today announced that it has entered into a product acquisition agreement with Aventis Pharmaceuticals Holdings Inc. and a supply agreement with Aventis Pharmaceuticals, Inc. to acquire global rights to the Azmacort(R) (triamcinolone acetonide) Inhalation Aerosol franchise. Azmacort is an inhaled corticosteroid that alleviates inflammation in the lungs and is used as prophylactic therapy for the maintenance treatment of asthma. With the acquisition of Azmacort, Kos fulfills its original strategic premise to become a specialty cardiovascular and respiratory pharmaceutical company, and will now participate in two of the largest and fastest growing multi-billion dollar therapeutic categories in the pharmaceutical industry. Moreover, the expected additional cash flow from this transaction, coupled with its existing inhalation expertise and infrastructure, will enable Kos to develop highly differentiated and competitive respiratory products.

To acquire the rights for the currently marketed chlorofluorocarbon (CFC) propellant Azmacort product and the rights to an environmentally safe hydrofluoroalkane (HFA) propellant product currently under development, Kos paid $200 million in cash and has agreed to pay a royalty to Aventis on future sales of its HFA triamcinolone product, upon commercialization. In 2003, net global
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sales of Azmacort were approximately $88 million and Kos projects that Azmacort will increase total sales for Kos nearly 15% to $460 - $470 million in 2004. Kos also expects this transaction to be accretive to earnings in 2004 and for the foreseeable future, excluding the effects of any possible one-time charges, such as in-process research and development. Moreover, the Company expects this transaction to add approximately 25% to cash from operations. This transaction is expected to close by the end of the first quarter 2004, pending the completion of the mandatory Hart-Scott-Rodino review process. Pursuant to the supply agreement, Aventis will be responsible for the manufacture and supply of the CFC propellant Azmacort product for commercial sale by Kos for at least five years.

The acquisition of Azmacort represents the first commercial product for Kos' respiratory franchise and an entry into the large and growing respiratory disease market. This market is attractive because of the high barriers to entry resulting from the complexity of developing and manufacturing respiratory products. Kos intends to complete the development and seek regulatory approval to market the environmentally safe HFA propellant formulation of Azmacort, which will initially complement the current CFC Azmacort product. Kos will also seek to enhance the current Azmacort franchise by complementing its spacer device with an internally developed electronic dose counter.

"This is the first product acquisition for Kos and fulfills our most important strategic goal for 2004 to expand our product line and accelerate sales growth," said Adrian Adams, President and Chief Executive Officer. "We are especially pleased that we have accomplished this objective while simultaneously leveraging the measured investments we have already made in our inhalation and respiratory technology. The purchase of Azmacort enables us to gain commercial entry into the large and growing respiratory market, which is the fastest growing pharmaceutical market with sales exceeding $10 billion a year. In addition, our existing intellectual property and competencies in inhalation formulation and devices, combined with our integrated business model, put us in the unique position to create additional valuable assets in this therapeutic area."

Kos' respiratory activities commenced in 1993 with the purchase of Aeropharm Technology, Inc., which was subsequently complemented by Kos' acquisition of IEP Group, Inc., a design and engineering company focused on developing innovative, ergonomic, proprietary inhalation devices. Leveraging the expertise of an inhalation research and development staff of 28 scientists, Kos has developed, and is in the process of developing, several innovative proprietary formulations and metered-dose inhalation devices, including a bioavailable formulation of inhaled insulin, which is currently being evaluated in a proof of concept phase II human clinical study. By the end of 2003, Kos had secured a strong intellectual property position in inhalation with 42 issued patents and 13 pending applications. One of the patents issued is specific to a HFA triamcinolone acetonide formulation.

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The market for asthma products in the United States was $6.3 billion in 2003 and grew 24% from 2002. According to the American Lung Association, an estimated
31.3 million Americans, or 10% of the population, have been diagnosed with different forms of asthma and close to 12 million had an asthma attack in the past year. This disease accounts for 14.5 million lost workdays for adults and incurs an estimated annual economic cost of $14 billion to our nation.1

In addition to utilizing Kos' current 440 person sales force to promote Azmacort to general practitioners who prescribe Niaspan(R)/Advicor(R) and asthma products, the Company will also detail this promotionally sensitive therapy to specialist physicians, such as pulmonologists and allergists through a 50- plus person specialty sales force, for which the Company intends to begin recruiting immediately. For many years following its introduction, Azmacort was the most widely used steroid on the market and Kos believes that it can stabilize sales in the near-term and grow sales thereafter.

Azmacort is a patient-friendly corticosteroid that can be used for mild-to-moderate asthma patients and is the only drug in its class to incorporate a built-in spacer device, which improves the delivery of the medicine to the lung. Spacers enhance the delivery of the medicine and make it easier to coordinate the spray with breathing, while reducing local side effects. Azmacort has more patient days of therapy in the United States than any other inhaled corticosteroid, and it has developed a strong patient allegiance over the last 20 years.

Kos' senior management will host a conference call today at 10:30 a.m. ET to discuss the transaction. The conference call will be available live via the Internet by accessing Kos' website at www.kospharm.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. For those who cannot access the webcast, you can dial into the conference call at (719) 457-2600 domestic or international, conference passcode 476220. A replay will also be available on the website or by calling
(719) 457-0820 domestic or international, and entering 476220 from 1:30 PM ET on Monday, March 8, 2004, and until 11:59 PM ET on Wednesday, March 10, 2004.

Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases. The Company's principal product development strategy is to reformulate existing pharmaceutical

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1 American Lung Association(R)Lung Disease Data 2003
  (http://www.lungusa.org/data)

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products with large market potential to improve safety, efficacy, or patient compliance. The Company currently markets Niaspan and Advicor for the treatment of cholesterol disorders. Kos is developing additional products and has proprietary drug delivery technologies in solid-dose and aerosol metered-dose inhalation administration and is pursuing various strategic business development and licensing opportunities.

Azmacort Inhalation Aerosol is indicated in the maintenance treatment of asthma as prophylactic therapy. Azmacort is also indicated for asthma patients who require systemic corticosteroid administration, where adding Azmacort may reduce or eliminate the need for the systemic corticosteroids. Azmacort is NOT indicated for the relief of acute bronchospasm. NOTE: In all patients, it is desirable to titrate to the lowest effective dose once asthma stability is achieved. Since the response of HPA function to inhaled corticosteroids is highly individualized, the physician should consider this when treating patients. CAUTION: Adrenal insufficiency may occur when transferring patients from systemic steroids (see WARNINGS, Prescribing Information). In clinical trials with Azmacort 200, 400, and 800 mcg given twice daily vs. placebo, the incidence of the most commonly reported adverse events was, respectively, sinusitis 9%, 4%, 2% vs. 4%; pharyngitis 7%, 25%, 18% vs. 11%; headache 7%, 21%,
12% vs. 14%.

Certain statements in this press release, including statements regarding the Company's expectations regarding revenue and earnings per share in future periods, the accretive effect of the Azmacort transaction and the Company's ability to close the Azmacort transaction in the first quarter of 2004, Kos' ability to complete the development and obtain regulatory approval for the HFA formulation, the Company's ability to successfully complete the mandatory Hart-Scott-Rodino review process, the Company's ability to develop additional inhalation products, the Company's ability to develop formulations of inhaled insulin and complete trials, the Company's ability to hire 50 additional sales people, the Company's ability to stabilize sales in the near term and grow them in the future, the Company's expectations regarding cash flows, and its ability to gain commercial entry into and maintain a competitive advantage in the inhalation market, are forward-looking and are subject to risks and uncertainties. These risks and uncertainties include the market acceptance of the Azmacort product, the growth in sales of the Azmacort products, the Company's ability to successfully commercialize the Azmacort products, the ability of the Company to establish a specialty sales force, the Company's ability to develop an electronic dose counter and integrate it with the Azmacort spacer device, the ability of the Company to obtain regulatory approvals, the ability of Kos to build awareness for Azmacort within the medical community, the ability of the Company to remediate the compliance issues identified by the FDA without adversely affecting its manufacturing capability or ability to meet its production requirements, the Company's ability to continue to develop new products, the validity, scope and enforceability of the Company's patents, the Company's ability to attract and retain sales professionals, the Company's ability to grow revenue and control expenses, the protection afforded by the

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Company's patents, the effect of conditions in the pharmaceutical industry and the economy in general, as well as certain other risks. Actual results may differ materially from our projections. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the "Forward-Looking Information: Certain Cautionary Statements" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission, and will be set forth in the "Forward-Looking Information: Certain Cautionary Statements" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and in other documents already filed with the SEC.

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